Exhibit 99.1

Susan B. Railey
For shareholders and securities brokers
(301) 255-4740
James T. Pastore
For news media
(202) 546-6451	FOR IMMEDIATE RELEASE

CRIIMI MAE Agrees to be Acquired for $20.00 Per Common Share in Cash

Rockville, MD, October 6, 2005 - - CRIIMI MAE Inc. (NYSE: CMM) today announced that it has agreed to be acquired by CDP Capital – Financing Inc., a subsidiary of Caisse de dépôt et placement du Québec.  Under the terms and subject to the conditions of the definitive merger agreement, an indirect subsidiary of CDP Capital – Financing, who was advised on the transaction by CWCapital Investments, will be merged with and into CRIIMI MAE and CRIIMI MAE’s outstanding shares of common stock will each be converted into $20.00 in cash (the “Merger”).  The transaction is valued at approximately $328 million based on approximately 16.4 million CRIIMI MAE common shares outstanding.

CRIIMI MAE’s Board of Directors (the “Board”) voted to recommend that its shareholders approve the Merger based on the unanimous recommendation of its Special Committee of independent directors.

Barry S. Blattman, Chairman and Chief Executive Officer of CRIIMI MAE, said: “Through a competitive bidding process, the Board of Directors has helped our shareholders realize value for their shares at a significant premium to the current trading price.”

Robert E. Woods, Chairman of the Special Committee, said: “This is part of a process that began in early 2005 when the Board decided to evaluate various strategic alternatives, including a possible sale of the Company, to maximize shareholder value.   Citigroup Global Markets, the Special Committee’s financial advisor, contacted many interested potential bidders and assisted the Special Committee throughout the process.  The Special Committee unanimously recommended this transaction to the full Board as in the best interest of CRIIMI MAE’s shareholders.”

As soon as reasonably practicable, CRIIMI MAE will file a proxy statement with the Securities and Exchange Commission and solicit proxies with respect to the voting of shares of the Company’s common stock for approval of the Merger.  The transaction is subject to customary conditions, including the affirmative vote of two-thirds of the shares of the Company’s common stock outstanding.  BREF One, LLC – Series A, with approximately 1.2 million common shares (representing approximately 7.8% of the 15.6 million common shares currently outstanding) and a warrant to acquire an additional 336,835 common shares (or an additional 2%), has entered into an agreement with CDP Capital – Financing pursuant to which it has agreed to vote in favor of the Merger.  If approved by shareholders, the Merger is anticipated to be completed during the first quarter of 2006.

The merger agreement allows CRIIMI MAE to solicit other acquisition or business combination proposals until December 1, 2005, and to terminate the merger agreement and accept a superior

proposal upon the reimbursement of CDP Capital – Financing’s expenses up to an aggregate of $2 million.   In addition, if CRIIMI MAE terminates the merger agreement and accepts a superior proposal on or after January 1, 2006, CRIIMI MAE would be required to pay an $8 million termination fee to CDP Capital-Financing in addition to such reimbursement of its expenses.

No shares of CRIIMI MAE’s Series B Preferred Stock will be converted into cash, securities or other property as a result of the Merger.  CRIIMI MAE’s Series B Preferred Stock will remain outstanding following the completion of the Merger without any change or modification to any right, preference, privilege or voting power of any such shares or holders, except that such preferred stock after the Merger will by its terms no longer be convertible into CRIIMI MAE common stock, but instead will be convertible into an amount of cash equal to the product of $20.00 and the number of common shares such preferred stock was convertible into immediately prior to the Merger.

About CRIIMI MAE

CRIIMI MAE Inc. is a commercial mortgage company structured as a REIT.  CRIIMI MAE owns and manages a significant portfolio of commercial mortgage-related assets.  Historically, CRIIMI MAE’s primary focus was acquiring high-yielding, non-investment grade commercial mortgage-backed securities (subordinated CMBS).  For further information, see the Company’s web site: www.criimimaeinc.com.

About Caisse de dépôt et placement du Québec

The Caisse de dépôt et placement du Québec (the “Caisse”)  is a financial institution that manages funds primarily for public and private pension and insurance plans. As of December 31, 2004, the Caisse held CA$102.4 billion of net assets. The leading institutional fund manager in Canada, the Caisse invests in major financial markets as well as in private equity and real estate. For further information: www.lacaisse.com

About CWCapital

CWCapital Investments (“CWCI”) acted as the Caisse’s advisor in connection with the structuring, valuation and negotiation of the transaction.  After closing, CWCI will act as the asset manager for the underlying assets of the new company. The CWCapital family of companies provides a full range of capital market services to borrowers and investors, including asset management, special servicing and primary servicing, and is a national full service lender to the commercial and multifamily real estate industries.  With this transaction, CWCapital Investments will increase its assets under management to over US$5 billion. For more information: www.cwcapital.com.

CRIIMI MAE shareholders and securities brokers should contact Susan Railey at (301) 255-4740, e-mail shareholder@criimimaeinc.com, and news media should contact James Pastore, Pastore Communications Group LLC, at (202) 546-6451, e-mail pastore@ix.netcom.com.

Note: Forward-looking statements or statements that contain the words “believe,” “anticipate,” “expect,” “contemplate,” “may,” “will” and similar projections contained in this release involve a variety of risks and uncertainties. These risks and uncertainties include the risk that the proposed transaction described above may fail to be approved by shareholders, the conditions to the closing may not be satisfied or that the benefits of such transaction fail to be realized; as well as the risks and uncertainties that are set forth from time to time in the Company’s SEC reports, including its Annual Report on Form 10-K for the most recent year and Quarterly Report on Form 10-Q for the most recent quarter.   Such statements are subject to these risks and uncertainties, which could cause actual results to differ materially from those anticipated.

CRIIMI MAE assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

This release may be deemed to be a solicitation by the Board of Directors of CRIIMI MAE Inc.  under the proxy rules of the Securities and Exchange Commission.  A description of the direct or indirect interests, by security holdings or otherwise, of the directors of CRIIMI MAE Inc. may be obtained in the CRIIMI MAE proxy statement dated September 12, 2005 relating to the Annual Meeting of Stockholders to be held on October 18, 2005, previously mailed to stockholders of record on August 25, 2005 and filed with the SEC, or in the proxy statement to be prepared in connection with the Merger and filed with the SEC.  All stockholders should read the Merger proxy statement when it is available because it will contain important information.  Stockholders will be able to get the Merger proxy statement, and any other relevant documents, for free at the SEC’s website (www.sec.gov) or from CRIIMI MAE.

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